Free Writing Prospectus

Filed Pursuant to Rule 433
Registration No. 333-290988 and 333-290988-02

Free Writing Prospectus dated June 1, 2026

Porsche Innovative Lease Owner Trust 2026-1

Issuing Entity

Porsche Auto Funding LLC	Porsche Financial Services, Inc.
Depositor	Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated June 1, 2026 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the following classes of notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A-1 Notes	F1+sf	A-1+ (sf)
Class A-2a Notes	AAAsf	AAA (sf)
Class A-2b Notes	AAAsf	AAA (sf)
Class A-3 Notes	AAAsf	AAA (sf)
Class A-4 Notes	AAAsf	AAA (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receives at least the ratings listed above.

Joint Bookrunners

BofA Securities	BNP PARIBAS	CIBC Capital Markets	Mizuho

Co-Managers

Barclays	US Bancorp

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or by emailing prospectus_requests@bofa.com.